Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

We have audited the accompanying Statement of Revenues and Certain Operating Expenses (the “Statements”) of Winslow Plaza Shopping Center (the “Property”) for the year ended December 31, 2012. The Statement is the responsibility of the management of the Property. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust. Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

In our opinion, the Statement referred to above presents fairly, in all material respects, the Revenues and Certain Operating Expenses of the Property for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

May 2, 2013

Winslow Plaza Shopping Center

Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2012

Year Ended December 31, 2012
REVENUES:
Rental Income	$546,006
Tenant reimbursements and other income	355,189

Total Revenues	901,195

CERTAIN OPERATING EXPENSES:
Property operating	122,281
Real estate taxes	132,384
Repairs and maintenance	12,267
Other	100,405

Total Certain Operating Expenses	367,337

Excess of Revenues Over Certain Operating Expenses	$533,858

See accompanying notes to statement of revenues and certain operating expenses.

Winslow Plaza Shopping Center

Notes to Statement of Revenues and Certain Operating Expenses

For the Year Ended December 31, 2012

1.	Business

On April 26, 2013, Wheeler Real Estate Investment Trust, Inc., through a subsidiary of Wheeler Real Estate investment Trust, L.P., assumed a purchase contract from Wheeler Interests, LLC, a related party, to acquire Winslow Plaza Shopping Center (the “Property”), a 40,695 square foot shopping center located in Sicklerville, New Jersey for a purchase price of approximately $6.60 million. The property is 94% occupied and is anchored by a 9,600 square foot King’s Liquors store under a five year lease expiring in August 2017 with two five-year options remaining. The Property is shadow-anchored by a ShopRite Supermarket, a large grocer in New Jersey, with a Reciprocal Easement Agreement existing between the two properties covering common areas, access roads, utilities and other shared facilities.

2.	Basis of Presentation

The Statement of Revenues and Certain Operating Expenses (the “Statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and is not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statement. The Statement has been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of December 31, 2012:

Tenant	December 31, 2012

King’s Liquors	16.9%

Soltz Paints	11.4%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of December 31, 2012.

The weighted average remaining lease terms for tenants at the property was 3.24 years as of December 31, 2012. Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of December 31, 2012 were as follows:

Years Ending December 31,

2013	$503,922
2014	337,026
2015	263,636
2016	227,806
2017	97,668
Thereafter	135,000

$1,565,058

The above schedule takes into consideration all renewals and new leases executed subsequent to December 31, 2012 until the date of this report.